Exhibit 99.1

Valpey Fisher Corporation Reports Second Quarter Profit

HOPKINTON, Mass.--(BUSINESS WIRE)--August 12, 2011--Valpey Fisher Corporation (NASDAQ:VPF), a leader in low-noise timing solutions, today reported results for the second quarter ended July 3, 2011.

For the second quarter of 2011, the Company reported an operating profit of $280,000 and net earnings of $191,000 or $.04 per share on sales of $3,885,000, compared to an operating profit of $195,000 and net earnings of $136,000 or $.03 per share on sales of $3,799,000 for the same period last year.

Michael Ferrantino Jr., the Company’s President and Chief Executive Officer, commented, ”We are pleased to report 2011 second quarter results that include a 44% increase in operating profit over the same period of 2010. New customer orders were up $384,000 or 10% from the second quarter of last year. Our backlog amounts to $2,403,000 at July 3, 2011 compared to $2,207,000 at the end of the second quarter of 2010.”

“During the second quarter, we saw sales increases across most of our product lines with our high reliability product line and our timing modules being particularly strong with increases of 43% and 85%, respectively, over the prior year. Our high reliability and precision product lines now account for 55% of our revenue. Our customers continue to recognize the value of our industry leading oscillators, timing modules and integrated subsystems,” added Ferrantino.

Valpey Fisher Corporation (NASDAQ:VPF) is a global leader in the design, development, and manufacture of high-accuracy subsystems integrated into digital and optical telecommunications systems in use throughout the world for voice, data and military communications. For more than 80 years, customers have chosen Valpey Fisher as their preferred supplier of the electronic components and subsystems that drive their business. Companies pick Valpey Fisher for its long history of technology innovation, its high-quality precision products, and its top-to-bottom commitment to customers to provide and support custom solutions that meet their evolving needs. The Company’s products enable communications system vendors to increase network data capacity and improve voice and video quality. Through its broad range of timing, control and measurement solutions that deliver high performance, uncompromised precision, and consistent reliability. Valpey Fisher partners with customers to help them succeed in the markets they compete in including wireless and wireline infrastructure, microwave radio, military communications, instrumentation, imaging and industrial applications. Valpey Fisher’s global customer base of original equipment manufacturers (including Alcatel-Lucent, BAE Systems, Google, IBM, Juniper Networks, and Raytheon) and electronics manufacturing services companies are served by direct sales personnel, independent manufacturers’ representatives, and distributors worldwide.

For more information on Valpey Fisher's innovative products please visit www.valpeyfisher.com.

Forward Looking Statements

Certain statements made herein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Words such as “expects”, “believes”, “estimates”, “plans” or similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on our current views and assumptions and involve risks and uncertainties that include, but are not limited to: our results for 2011 may be negatively impacted by the current global economic conditions and uncertainties; a significant portion of our revenue is derived from sales to a few customers and the loss of one or more of our significant customers could have an adverse impact on our operating results and financial condition; a significant portion of our revenue is derived from products manufactured by one supplier and a significant change in the supplier’s manufacturing capability or in our relationship with this supplier could have an adverse impact on our operating results and financial condition; our operating results and financial condition could be negatively affected if after receiving design wins from OEMs, which in turn outsource the manufacture of their products to electronics manufacturing services ("EMS") companies, we fail to negotiate terms and successfully obtain orders from the EMS companies directly; in order to eliminate the effects of currency fluctuations, we currently and historically have purchased products from our foreign suppliers in U.S. dollars. As exchange rates fluctuate, our cost for these products may become more expensive, thus we are less competitive, than our competitors that have taken measures to protect against exchange rate fluctuations; our ability to develop, market and manufacture new innovative products competitively; the fluctuations in product demand of the telecommunications industry; and our ability, including that of our suppliers to produce and deliver materials and products competitively.

Valpey-Fisher Corporation
Condensed Consolidated Statements of Operations
Unaudited
( in thousands, except per share data)	Quarter Ended		Six Months Ended
	7/3/11	7/4/10	7/3/11	7/4/10

Net sales	$3,885	$3,799	$7,404	$7,367
Cost of sales	2,382	2,383	4,658	4,570
Gross profit	1,503	1,416	2,746	2,797

Selling and advertising expenses	579	545	1,137	1,058
General and administrative expenses	335	366	656	723
Research and development expenses	309	310	603	639
	1,223	1,221	2,396	2,420
Operating profit	280	195	350	377

Interest income	2	4	5	9
Earnings before income taxes	282	199	355	386
Income tax expense	91	63	114	154
Net earnings	$191	$136	$241	$232

Basic earnings per share	$0.04	$0.03	$0.06	$0.05
Diluted earnings per share	$0.04	$0.03	$0.05	$0.05

Basic weighted average shares	4,348	4,301	4,342	4,300
Diluted weighted average shares	4,613	4,450	4,628	4,416

Valpey-Fisher Corporation
Condensed Consolidated Balance Sheets
( in thousands)
	(Unaudited)	(Audited)
	7/3/11	12/31/10
ASSETS
Current assets:
Cash and cash equivalents	$3,115	$4,451
Receivables, net	2,961	2,413
Inventories, net	1,860	1,458
Deferred income taxes and other current assets	886	866
Total current assets	8,822	9,188
Property, plant and equipment, at cost	12,960	12,201
Less accumulated depreciation	10,804	10,530
	2,156	1,671
Other assets	227	216
Total assets	$11,205	$11,075

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$2,267	$2,558
Deferred income taxes	387	253
Stockholders' equity	8,551	8,264
Total liabilities and stockholders' equity	$11,205	$11,075

CONTACT:
Valpey Fisher Corporation
Mike Kroll, 508-435-6831 X600
Vice President, Treasurer and CFO